EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-145111) pertaining to the Aventine Renewable Energy Holdings, Inc. 2003 Incentive Stock Plan (Amended and Restated as of April 16, 2007) of our reports dated February 23, 2010, with respect to the consolidated financial statements and schedule of Aventine Renewable Energy Holdings, Inc. and the effectiveness of internal control over financial reporting of Aventine Renewable Energy Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ Ernst & Young LLP

St. Louis, Missouri

February 23, 2010